EXHIBIT 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of November 18, 2020 (the “Effective Date”), by and between Cinemark Holdings, Inc., a Delaware corporation (the “Company”), and Mark Zoradi (“Executive”).

PRELIMINARY STATEMENTS

1.The Company and Executive are parties to that certain Amended and Restated Employment Agreement made and entered into as of February 19, 2016, by and between the Company and Executive, as amended to the date hereof (the “Original Agreement”).  Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

2.The Company and Executive have agreed to amend the Original Agreement as hereinafter set forth.

1.Employment.

1.1Title and Duties.   The Company has employed Executive as Chief Executive Officer of the Company effective as of August 24, 2015 (the “Effective Date”). Executive's duties, responsibilities and authority shall be consistent with Executive's position and titles and shall include serving in a similar capacity with certain of the Company's Subsidiaries (as hereinafter defined) and such other duties, responsibilities and authority as may be assigned to Executive by the Board of Directors of the Company (the “Board”).  Executive shall report directly to the Board.

1.2Services and Exclusivity of Services.  The Company and Executive recognize that the services to be rendered by Executive are of such a nature as to be peculiarly rendered by Executive, encompass the individual ability, managerial skills and business experience of Executive and cannot be measured exclusively in terms of hours or  services rendered in any particular period. Executive shall devote Executive's full business time and shall use Executive's best efforts, energy and ability exclusively toward advancing the business, affairs and interests of the Company and its Subsidiaries, and matters related thereto.  Nothing in this Agreement shall preclude Executive from serving on boards of directors of up to one other company which is not competitive to the Company subject to the Board's approval which may not to be unreasonably withheld, or participating in, or serving as a board member of, trade organizations, charitable, community, school or religious organizations that do not substantially interfere with Executive’s duties and responsibilities hereunder or conflict with the interests of the Company.

1.3Location of Office.  The Company shall make available to Executive an office and support services at the Company's headquarters in Dallas/Plano, Texas area. Executive's main office shall be at such location.

1.4Subsidiaries; Person. For purposes of this Agreement, “Subsidiary” or “Subsidiaries” means, as to any Person, any other Person (i) of which such Person or any other Subsidiary of such Person is a general partner; (ii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more of its other Subsidiaries, directly or indirectly owns or controls securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power; or (iii) of which such Person, any one or more of its other Subsidiaries of such Person, or such Person and any one or more its other Subsidiaries, possesses the right to elect more than fifty percent _(50%) of the board of directors or Persons holding similar positions; and “Person” means any individual, corporation, partnership,  limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

2.Term. The term of Executive's employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until December 31, 2021; provided, however, the end of the Term may be accelerated upon the mutual agreement of the Executive and the Board (the “Reduced Term”). References in this Agreement to the “balance of the Term” shall mean the period of time remaining in the Term, or if applicable, the Reduced Term.

3.	Compensation.

3.1Base Salary. During the calendar year 2020, the Company will pay to Executive a base salary at the rate of $1,100,000 per year, payable in accordance with the Company's practices in effect from time to time (“Base Salary”). Such Base Salary shall be reviewed during the Term for increase (but not decrease) in the sole discretion of the Board, or such individual, group or committee that the Board may select as its delegate, not less frequently than annually during the Term. In conducting any such review, the Board or such delegate shall consider and take into account, among other things, any change in Executive's responsibilities, performance of Executive, the compensation of other similarly situated executives of comparable companies and other pertinent factors. Once increased, Executive's Base Salary shall not be decreased except upon mutual agreement between the parties, and, as so increased, shall constitute Base Salary hereunder.

3.2Bonuses; Incentive, Savings and Retirement Plans; Welfare Benefit Plans.

(a)Executive shall be entitled to participate in all annual and long- term bonuses and incentive, savings and retirement plans generally available to other similarly situated executive employees of the Company.  Executive, and Executive's family as the case may be, shall be eligible to participate in and receive all benefits under welfare benefit plans, practices, programs and policies provided to senior executives of the Company, including the Chief Executive Officer, the President, other Executive Vice Presidents and other Senior Vice Presidents of the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs. The Company reserves the right to modify, suspend or discontinue any and all of its benefits referred to in this Section 3.2 at any time without recourse by Executive so long as such action is taken generally with respect to other executives and does not single out Executive.

(b)In addition to his Base Salary, for each fiscal year ending during the Term, Executive will be entitled to participate in the Cinemark Holdings, Inc. Performance Bonus Plan (the “Annual Bonus Plan”), as such Annual Bonus Plan may be amended from time to time, or pursuant to the terms of any successor plan; provided, however, Executive's target bonus shall not be less than 100% of Executive's Base Salary and Executive's maximum target shall be at least 150% of Executive's Base Salary. If the performance targets specified by the Compensation Committee of the Board are satisfied, Executive will receive an annual incentive cash bonus (the “Annual Bonus “) based upon the award opportunity parameters and performance targets established by the Compensation Committee of the Board pursuant to the terms of the Annual Bonus Plan. The amount of the Annual Bonus award opportunity and the performance targets that must be satisfied to receive such Annual Bonus award will be established by the Compensation Committee, in its sole discretion, each fiscal year pursuant to the terms of the Annual Bonus Plan. All such Annual Bonus award payments will be payable as specified pursuant to the terms of the Annual Bonus Plan and will be reduced by standard withholding and other authorized deductions.

(c)Executive will be eligible to participate in and receive grants of equity incentive awards (“Equity Awards”) under the Company's Amended and Restated 2006 Long Term Incentive Plan (the “Incentive Plan”), as amended and the Company’s Omnibus Plan (the “Omnibus Plan”), as such Omnibus Plan may be amended from time to time, or pursuant to the terms of any successor plan. Equity Awards to Executive may be granted at such times and subject to such terms and conditions as the Equity Incentive Plan or Omnibus Plan, administrator shall determine; provided, however, Equity Awards shall be at least 200% of Executive’s Base Salary. Upon the consummation of a Sale of the Company, Executive's Equity Awards will accelerate and become fully vested (assuming Executive is then, and has been continuously, employed by the Company or any of its Subsidiaries). For purposes hereof, “Sale of the Company” is defined and has the meaning specified in the Equity Incentive Plan or Omnibus Plan, as applicable.

3.3Fringe Benefits and Personal Expense Allowance.

(a)Executive shall be entitled to receive an annual personal expense allowance in the amount of $30,000 for personal travel and living expenses. Such personal expense allowance shall be reduced by standard withholding and other authorized deductions.

3.4Travel and Expenses.   Executive shall be entitled to reimbursement for expenses incurred in the furtherance of the business of the Company in accordance with the Company's practices and procedures, as they may exist from time to time. Executive may, in his discretion, elect to purchase, and be reimbursed for, business class tickets on any international flights for which scheduled flight time exceeds five hours. Executive shall keep complete and accurate records of all expenditures such that Executive may substantiate and fully account for such expenses according to the Company's practices and procedures.

3.5Vacation. Executive shall be entitled to no less than twenty (20) days paid vacation and other absences from work in accordance with the Company's vacation and absence policy in effect at the time of such vacations or absences which shall be taken at such times as are consistent with Executive's responsibilities hereunder.

3.6Payment of Compensation and Benefits. Executive acknowledges and agrees that all payments required to be paid to Executive and benefits to be provided to Executive may be paid or provided by the Company, its successor or any other Subsidiary of the Company.

4.	Confidential Information; Non-Competition.

4.1General. Executive acknowledges that during his employment and as a result of his relationship with the Company and its affiliates, Executive has obtained and will obtain knowledge of, and has been given and will be given access to, information, including, but not limited to,  information regarding the business, operations, services, proposed services, business processes, advertising,  marketing and promotional plans and materials, price lists, pricing policies, ticket sales, film licensing, purchasing, real estate acquisition and leasing, other financial information and other trade secrets, confidential information and proprietary material of the Company and its affiliates or designated as being confidential by the Company or its affiliates which are not generally known to non-Company personnel, including information and material originated, discovered or developed in whole or in part by Executive (collectively referred to herein as “Confidential Information”). The term “Confidential Information” does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure by Executive in breach of this Agreement) or (ii) was available to Executive on a non-confidential basis from a source (other than the Company or its Affiliates or their representatives) that is not and was not prohibited from disclosing such information to Executive by a contractual, legal or fiduciary obligation. Executive agrees that during the Term and, to the fullest extent permitted by law, thereafter, Executive will, in a fiduciary capacity for the benefit of the Company and its affiliates, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any Person, or utilize any of the Confidential Information for any purpose, except in furtherance of Executive's employment under this Agreement and except to the extent that Executive may be required by law to disclose any Confidential Information. Executive acknowledges that the Company and its affiliates are providing Executive additional Confidential Information that Executive was not given prior to execution of this Agreement, as further consideration to Executive for executing this Agreement, including the promises and covenants made by Executive in this Section 4.

4.2Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries, he has, and will, become familiar with the trade secrets of the Company and its Subsidiaries and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during Executive's employment hereunder and for one year after the date of termination of employment (the “Non-compete Period” ), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any Competing Business. For purposes hereof, “Competing Business” means any business that owns, operates or manages any movie theatre within a 25-mile radius (if such theatre is outside of a Major DMA) or a 10- mile radius (if such theatre is within a Major DMA) of any theatre (i) being operated by the Company or any of its Subsidiaries during Executive's employment hereunder (but excluding any theatres which the Company and its Subsidiaries have ceased to operate as of the date of the termination of Executive's employment hereunder) or (ii) under consideration by the Company or any of its Subsidiaries for opening as of the date of termination of employment; “Major DMA” means a Designated Market Area with a number of households in excess of 700,000; “Designated Market Area” means each of those certain geographic market areas for the United States designated as such by Nielsen Media Research, Inc. (“Nielsen”), as modified from time to time by Nielsen, whereby Nielsen divides the United States into non-overlapping geography for planning, buying and evaluating television audiences across various markets and whereby  a county in the United States is exclusively assigned, on the basis of the television viewing habits of the people residing in the county, to one and only one Designated Market Area; and all theatres operated by the Company and its Subsidiaries in Canada shall be treated as being outside of a Major DMA. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation or (ii) during the one year period following the termination of Executive's employment, owning, operating or investing in up to five (5) movie theatres, so long as each such theatre is outside of a 25-mile radius of the theatres being operated by the Company or any of its Subsidiaries or under consideration by the Company or any of its Subsidiaries for opening, in each case, as of the time of termination of Executive's employment. During the one-year period following the termination of Executive's employment for any reason, Executive shall provide reasonable notice to the Company of his plans for acquiring ownership in, commencing operations of, or investing in, any movie theatre prior to any such event. Notwithstanding the foregoing, Executive's obligations under this Section 4.2 shall terminate and become null and void if Executive terminates his employment with Good Reason.

4.3Proprietary Interest. All inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during Executive's employment by the Company or its affiliates that are useful in or directly or indirectly related to the business of the Company and its affiliates or to any experimental work carried on by the Company or its affiliates, shall be the property of the Company and its affiliates. Executive will promptly and fully disclose to the Company or its affiliates all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company's or such affiliate's ownership thereof and to assist the Company and its affiliates in protecting or defending the Company's or such affiliate's proprietary rights therein.

4.4Return of Materials.    Executive expressly acknowledges that all data, books, records and other Confidential Information of the Company and its affiliates obtained in connection with the Company's business is the exclusive property of the Company or its affiliates and that upon the termination of Executive's employment by the Company or its affiliates, Executive will immediately surrender and return to the Company or  its affiliates all such items and  all other property belonging to the Company or its affiliates then in the possession of Executive, and Executive shall not make or retain any copies thereof.

4.5Property of the Company. Executive acknowledges that from time to time in  the course of providing services pursuant to  this Agreement, Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates and Executive hereby agrees that such property shall remain the exclusive property of the Company and its affiliates. Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Executive's customer and supplier lists, contract forms, books of account, computer programs and similar property.

4.6Reasonable in Scope and Duration; Consideration.  Executive agrees and acknowledges that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect the business interests and Confidential Information of the Company and its affiliates after the Effective Date of this Agreement, and Executive further agrees and acknowledges that he has reviewed the provisions of this Agreement with his legal counsel. Executive acknowledges and agrees that Executive will receive substantial, valuable consideration from the Company for the covenants contained in this Section 4, including, without limitation, compensation and other benefits.

5.	Termination.

5.1Termination Prior to Expiration of Term. Notwithstanding anything to the contrary contained in Section 2, Executive's employment may be terminated prior to the expiration of the Term only as provided in this Section 5.

5.2Death or Disability.

(a)The Company may terminate Executive's employment hereunder due to death or Disability (as defined below). If Executive's employment hereunder is terminated as a result of death or Disability, Executive (or Executive's estate or personal representative in the event of death) shall be entitled to receive (i) all Base Salary due to Executive through the date of termination; (ii) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of Executive's termination and the denominator of which is 365, payable at the same time as any Annual Bonus payments are made to other similarly situated active executives pursuant to the terms of the Omnibus Plan and subject to satisfaction of the performance targets for such fiscal year; (iii) any previously vested Equity Awards and benefits, such as retirement benefits and vacation pay, in accordance with the terms of the plan or agreement pursuant to which such Equity Awards or benefits were granted to Executive (items (i) through (iii) above collectively referred to as “Accrued Employment Entitlements “); (iv) a lump sum payment equal to twelve (12) months of Executive's full Base Salary, which shall be payable as soon as practicable following the date of termination but not later than March 15 of the first calendar year following the year of such termination; provided, that in the case of Disability such payment shall be offset by the amount of Base Salary paid by the Company to Executive or Executive's personal representative from the date on which Executive was first unable substantially to perform Executive's duties through the date of such termination; and (v) any benefits payable to Executive or Executive's beneficiaries, as applicable, in accordance with the terms of the applicable benefit plan. At the Company's expense, Executive and/or Executive's dependents shall be entitled to continue to participate in the Company's welfare benefit plans and programs on the same terms as similarly situated actively-employed executives for a period of twelve (12) months from the date of such termination. Executive and/or Executive's dependents shall thereafter be entitled to any continuation of such benefits provided under such benefit plans or by applicable law. Following the death or Disability of Executive, Executive's participation under any Equity Award or other incentive compensation plan (other than Annual Bonuses included in the definition of Accrued Employment Entitlements) shall be governed by the terms of such plans.

(b)“Disability” shall mean if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, Executive is either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees. Executive's Disability shall be determined by the Company, in good faith, based upon information supplied by Executive and the physician mutually agreed upon by the Company and Executive. Executive agrees to submit to physical exams and diagnostic tests reasonably recommended by such physician.

5.3Termination by the Company for Cause or by Executive because of a Voluntary Termination.

(a)Executive's employment hereunder may be terminated by the Company for Cause (as hereinafter defined) or by Executive under a Voluntary Termination (as hereinafter defined). If Executive's employment hereunder is terminated under this Section 5.3, Executive shall be entitled to receive all Base Salary due to Executive through the date of termination. Furthermore, all previously vested rights of Executive under an Equity Award or similar incentive compensation plan or program shall be treated in accordance with the terms of such plan or program. Except as specifically set forth in this Section 5.3, the Company shall have no further obligations to Executive following a termination for Cause, or a Voluntary Termination.

(b)“Cause” shall mean (i) subject to clause (ii) below, a felony which results in a conviction, a guilty plea or a plea of nolo contendere; (ii) engaging in conduct involving moral turpitude that causes the Company and its affiliates material and demonstrable public disrepute or material and demonstrable economic harm; (iii) a willful material breach of this Agreement by Executive and/or Executive's gross neglect of Executive's duties hereunder which is not cured to the Board's reasonable satisfaction within fifteen (15) days after notice thereof is given to Executive by the Board; or (iv) the intentional wrongful damage to or misappropriation or conversion of material property of the Company or its affiliates. No act or failure to act by the Executive shall be deemed “willful” or “intentional” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Company shall not be entitled to terminate Executive for Cause under clause (ii) above, unless (a) the Board shall have made a good faith investigation and can produce demonstrable evidence of the existence of the commission of the fraud, embezzlement or theft which would serve as the basis of Executive's termination for Cause under clause (ii) above, during which investigation the Company may place Executive on a paid administrative leave of absence and (b) no less than two-thirds (2/3) of the members of the Board (excluding Executive if Executive is then a member of the Board) shall have made a good faith determination that the Company is entitled to terminate Executive for Cause under clause (ii) above.

(c)

“Voluntary Termination” shall mean a termination of employment by Executive on Executive's own initiative without the consent of a majority of the Board other than (i) a termination due to Disability or (ii) a termination for Good Reason.

5.4Termination by the Company without Cause, by Executive for Good Reason or Reduced Term. The Company may terminate Executive's employment hereunder without Cause, Executive shall be permitted to terminate Executive's employment hereunder for Good Reason (as hereinafter defined) or Executive's employment hereunder shall terminate at the end of the Term or Reduced Term, as applicable. If the Company terminates Executive's employment hereunder without Cause, other than due to death or Disability, or if Executive effects a termination for Good Reason or if Executive's employment terminates at the end of the Term or Reduced Term, as applicable, Executive shall be entitled to receive the payments and benefits set forth in this Section 5.4.

(a)So long as Executive has not breached any of the terms contained in Section 4, Executive shall be entitled to each of the following:

(i)	Executive's Accrued Employment Entitlements;

(ii)

Executive's annual Base Salary in effect as of the date of such termination, payable in accordance with the Company's normal payroll practices through the end of the Term or Reduced Term, as applicable; provided, however, that if Executive is, as of the date of such termination, a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any amount that is (1) not treated as a short-term deferral within the meaning of Treas. Regs. §1.409A-l(b)(4), and (2) exceeds the separation pay limit under Treas. Regs. §1.409A-l(b)(9)(iii)(A) (two times the lesser of (a) the sum of Executive's annualized compensation based on Executive's annual Base Salary for the calendar year preceding the calendar year in which termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive's employment had not been terminated), or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 40l(a)(l 7) for the year in which such termination occurs), will not be paid before the date that is six (6)  months after such date of termination, or if earlier, the date of Executive's death.  Any payments or benefits to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days of Executive's death to his surviving spouse (or to his estate if Executive's spouse does not survive him). For purposes of this Section 5.4(a)(ii) and Section 5.4(b), any amount that is paid as a short-term deferral within the meaning of Treas. Regs. §1.409A-l(b)(4), or within the separation pay limit under Treas. Regs. §1.409A-l(b)(9)(iii)(A) shall be treated as a separate payment, provided the aggregate of the separate payments under this Section 5.4(a)(ii) shall not exceed an amount equal to two times the Executive's annual Base Salary in effect as of the date of such termination or for a period in excess of twenty-four (24) months following any such termination; and

(iii)

Executive and Executive's dependents shall be entitled to continue to participate in the Company's group health insurance programs on the same terms as similarly situated active employees for a period of eighteen (18) months from the termination date. Following the expiration of such period, Executive and/or Executive's dependents shall be entitled to any continuation of benefits as are provided under such benefit plans by the Company or as are required to be provided in accordance with applicable law.

(b)With respect to this Section 5.4, any outstanding Equity Award with time based vesting provisions granted to Executive shall immediately become vested as of the termination date. Any Equity Awards with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained, such Equity Awards shall become immediately and fully vested without regard to any continued employment requirement once the performance provisions have been attained and certified by the compensation committee of the Company.

(c)For purposes of the calculation of Executive's benefits under any supplemental defined benefit plan in which Executive participates, Executive shall be credited with one additional year of service as a result of termination pursuant to this Section 5.4.

(d)“Good Reason” means and shall be deemed to exist if , without the prior written consent of Executive, (i) Executive suffers a significant reduction in duties, responsibilities or effective authority associated with Executive's titles and positions as set forth and described in this Agreement or is assigned any duties or responsibilities inconsistent in any material respect therewith (other than in connection with a termination for Cause); (ii) the Company fails to pay Executive any amounts or provide any benefits required to be paid or provided under this Agreement or is otherwise in material breach of this Agreement; (iii) the Company adversely changes Executive's titles or reporting requirements; (iv) Executive's compensation opportunity (other than Base Salary, which is governed by Section 3.1) or benefits provided for hereunder are materially decreased; or (v) the Company transfers Executive's primary workplace from the Company's headquarters in Dallas/Plano, Texas area. No termination by Executive shall be for “Good Reason” unless written notice of such termination setting forth in particular the event(s) constituting Good Reason is delivered to the Company within thirty (30) days following the date on which the event constituting Good Reason occurs and the Company fails to cure or remedy the event(s) identified in the notice within thirty (30) days after receipt of such notice.

5.5Termination During a Change of Control. Notwithstanding Section 5.4, if within one year after a Change of Control (as defined below), executive's employment is terminated by the Company (other than for Disability, death or Cause) or Executive resigns for Good Reason, Executive shall receive the payments and benefits set forth in this Section 5.5:

(a)Executive's Accrued Employment Entitlements; plus

(b)An amount (the “Section 5.5 Termination Amount “) in addition to any other cash compensation beyond that provided in (a) above, which amount shall be equal to the sum of two times Executive's annual Base Salary; plus an amount equal to one and one half times the most recent Annual Bonus received by Executive for any fiscal year ended prior to the date of such termination (determined without regard to any performance goals), payable in a lump sum within thirty (30) days following such termination of employment provided further, that if such termination or resignation occurs within thirty (30) days prior to the calendar year end, the payment, without interest, the amount shall be paid no earlier than January 1 of the next year; and

(c)Executive and Executive's dependents shall be entitled to continue to participate in the Company's, a successor's or acquiror's group health insurance programs on the same terms as similarly situated active employees for a period of eighteen (18) months from the termination date. Following the expiration of such eighteen (18) month period, Executive and/or Executive's dependents shall be entitled to any continuation of benefits as are provided under such benefit plans by the Company or as are required to be provided in accordance with applicable law.

(d)Any outstanding Equity Awards granted to Executive shall be fully vested and/or exercisable as of the date of such termination of employment and shall remain exercisable, in each case, in accordance with the terms contained in the plan and the agreement pursuant to which such compensation awards were granted, but in no event shall Executive's rights under any such Equity Awards be less favorable than the terms applicable to a Sale of the Company or other change in control contained in the plan and the agreement pursuant to which such Equity Awards were granted.

(e)For purposes of the calculation of Executive's benefits under any supplemental defined benefit plan in which Executive participates, Executive shall be credited with one additional year of service as a result of termination pursuant to this Section 5.5.

(f)A “Change of Control” shall be deemed to have occurred upon (i) the date that (a) any individual, entity or group (within the meaning both of Section 1.409A- 3(i)(5)(vi)(D) of the Treasury Regulations and of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such individual, entity or group), beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the total combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”) or (ii) the sale of all or substantially all of the Company's assets.

5.6General Release. Except where the termination is the result of Executive's death and notwithstanding the foregoing, no payment shall be made by the Company to Executive under this Section 5 unless otherwise required by state, local or federal law, until Executive executes a general release of all claims in a form reasonably approved by the Company. The terms of any such general release will not, without the written consent of the Executive, terminate any continuing payment or benefit obligations hereunder by the Company to the Executive. Notwithstanding the foregoing, if the Company fails to deliver a form of general release to the Executive by the forty-fifth (45th) day following the date of termination, the Executive will be deemed to have satisfied the condition of this Section 5.6 without being required to execute a general release.

5.7Office Support. Upon the termination of Executive's employment hereunder for any reason except for Cause, the Company shall make available to Executive, at the Company's expense, an office and support services, (including, without limitation, telephone, telefax and internet access), at the Company's election, either at the Company's main office or at another suitable office space in the Dallas/Plano area, for a period not to exceed three (3) months following the date of such termination.

6.	Arbitration.

6.1General. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision shall be settled by arbitration in Dallas, Texas (or such other location as the Company and Executive may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Dallas/Fort Worth, Texas on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any equitable remedy in a court to enforce the provisions of this Agreement, including, but not limited to, an action for injunctive relief or attachment, without waiving the right to arbitration.

6.2	Procedure.

(a)Either party may demand such arbitration by giving notice of that demand to the other party. The party demanding such arbitration is referred to herein as the “Demanding Party,” and the party adverse to the Demanding Party is referred to herein as the “Responding Party.” The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

(b)Not more than fifteen (15) days after such notice is given, the Responding Party shall give notice to the Demanding Party of the name of the arbitrator selected by the Responding Party. If the Responding Party shall fail to timely give such notice, the arbitrator that the Responding Party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than fifteen (15) days after the second arbitrator is so named; the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(c)The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration . Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

(d)Any amount to which Executive is entitled under this Agreement (including any disputed amount) which is not paid when due shall bear interest from the date due but not paid at a rate equal to the lesser of eight percent (8%) per annum and the maximum lawful rate.

6.3Costs and Expenses.All administrative and arbitration fees, costs and expenses shall be borne by the Company.

7.Indemnification. To the fullest extent permitted by the indemnification provisions of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company shall (i) indemnify Executive, as a director and/or officer of the Company or a subsidiary of the company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if  Executive shall be serving in such capacity at the Company's written request, as a director or officer of any other corporation (other than a subsidiary of the company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal (collectively, “Claims”), because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which Executive may be indemnified by the Company, and (ii) pay for or reimburse within twenty (20) days after request by Executive of the reasonable expenses incurred from time to time by Executive in the defense of any proceeding to which Executive is a party because Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The Company shall have the right to defend Executive against a Claim with counsel of its choice reasonably acceptable to Executive so long as (i) the Claim involves primarily money damages; (ii) the Company conducts the defense of the Claim actively and diligently; and (iii) there are no conflicts of such counsel representing both the Company and the Executive. So long as the Company is conducting the defense of the Claim, (i) Executive may retain separate co-counsel at his sole cost and expense and participate in the defense of the Claim; (ii) the Company shall not consent to the entry of any judgment or enter into any settlement with respect to the Claim, nor take any voluntary action prejudicial to the determination of the Claim, without the prior written consent of the Executive, such consent not to be unreasonably withheld; and (iii) the Company will not consent to the entry of any judgment or enter into any settlement with respect to the Claim unless a written agreement from the party asserting the Claim is obtained releasing the Executive from all liability thereunder. The rights of Executive under the Indemnification Provisions and this Section 7 shall survive the termination of the employment of Executive by the Company.

8.Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

9.Remedies. Executive acknowledges that the services Executive is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage will result to the Company and its Subsidiaries in the event of any default or breach of this Agreement by Executive. The parties agree and acknowledge that the breach by Executive of any of the terms of this Agreement will cause irreparable damage to the Company and its affiliates, and upon any such breach, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief (without posting a bond or other security); provided, however, that this shall in no way limit any other remedies which the Company and its affiliates may have (including, without limitations, the right to seek monetary damages).

10.Survival. The provisions of Sections 4 through 20 shall survive the expiration or earlier termination of the Term.

11. Taxes. All payments to Executive under this Agreement shall be reduced by all applicable withholding required by Federal, state or local law.

12.No Obligation to Mitigate; No Rights of Offset.

12.1No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another person; provided that Executive and Executive's dependents shall not be entitled to continue to participate in the group health insurance plans of the Company and its Subsidiaries if Executive is covered by the group health insurance plans of another employer.

12.2No Rights of Offset.   The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

13.Notices. Any notice or other communications relating to this Agreement shall be in writing and delivered personally or mailed by certified mail, return receipt requested, or sent by overnight courier, to the party concerned at the address set forth below:

If to Company:	3900 Dallas Parkway Plano, Texas 75093

Attn: General Counsel

If to Executive:	At Executive's residence address as maintained by the Company in the regular course of its business for payroll purposes.

Either party may change the address for the giving of notices at any time by written notice given to the other party under the provisions of this Section 13. If notice is given by personal delivery or overnight courier, said notice shall be conclusively deemed given at the time of such delivery or upon receipt of such couriered notice. If notice is given by mail, such notice shall be conclusively deemed given upon deposit thereof in the United States mail.

14.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

15.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

16.Construction. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws. The paragraph headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

17.Severability. The parties agree that if any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement.  Without limiting the generality of the foregoing, in particular, if any provision in Section 4, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  In addition, in the event of a breach or violation by Executive of Section 4, the Non-compete Period and the Non-solicitation Period shall be automatically extended respectively by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

18.Binding Effect. Subject to Section 8 hereof, the rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the permitted successors, assigns, heirs, administrators, executors and personal representatives of the parties.

19.Effective Date; No Prior Agreement. This Agreement shall become effective as of the Effective Date. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive, including, without limitation, the Original Agreement.

20.Executive's Cooperation. During the Term and for five (5) years thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or investigation or any material dispute with a third party, in each case as reasonably requested by the Company (including, without limitation, Executive's being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other activities and commitments), in each case limited to the extent that such cooperation (a) becomes unduly burdensome for Executive (including in terms of the time commitments required by Executive in connection with such cooperation), (b) in the event that such cooperation is required after the Term, unreasonably interferes with Executive's duties under his then current employment, (c) causes Executive to breach in any material respect any material agreement by which he is bound, or (d) is limited to the extent Executive is advised by legal counsel that such cooperation would not be in Executive's best interests. In the event that the Company requires Executive's cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for: (i) his reasonable out-of-pocket expenses (including travel, lodging and meals) upon submission of receipts and (ii) any reasonable attorneys' fees incurred by Executive to the extent that, after consultation with the Company, Executive deems it advisable to seek the advice of legal counsel regarding his obligations hereunder.

21.Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and in the year first written above.

COMPANY:

CINEMARK HOLDINGS, INC.

By:	/s/ Michael Cavalier
Michael Cavalier
Executive Vice President-General Counsel

EXECUTIVE:

By:	/s/ Mark Zoradi
Mark Zoradi

Signature Page to Employment Agreement